Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS
THOUSAND OAKS, Calif. (November 3, 2022) - Amgen (NASDAQ:AMGN) today announced financial results for the third quarter of 2022. Key results include:
•Total revenues decreased 1% to $6.7 billion in comparison to the third quarter of 2021, resulting from a 1% decline in global product sales, which reflected 8% volume growth offset primarily by 5% lower net selling price and 2% negative impact from foreign exchange. Excluding the 2% negative impact of foreign exchange on product sales, total revenues increased 2%.
◦Volumes grew double-digits for a number of products including LUMAKRAS®/LUMYKRAS™ (sotorasib), Repatha® (evolocumab), EVENITY® (romosozumab-aqqg), Parsabiv® (etelcalcetide), and Vectibix® (panitumumab).
•GAAP earnings per share (EPS) increased from $3.31 to $3.98 driven by a decrease in operating expenses due to a $0.4 billion licensing-related upfront payment to Kyowa Kirin Co., Ltd. (KKC) in Q3 2021 and lower weighted-average shares outstanding in Q3 2022.
◦GAAP operating income increased from $2.4 billion to $2.7 billion, and GAAP operating margin increased 5.0 percentage points to 42.6%.
•Non-GAAP EPS increased from $4.08 to $4.70 driven by a decrease in operating expenses due to a $0.4 billion licensing-related upfront payment to KKC in Q3 2021 and lower weighted-average shares outstanding in Q3 2022.
◦Non-GAAP operating income increased from $3.1 billion to $3.3 billion, and non-GAAP operating margin increased 4.2 percentage points to 52.5%.
•The Company generated $2.8 billion of free cash flow for the third quarter versus $2.2 billion in the third quarter of 2021.
•2022 total revenues guidance revised to $26.0-$26.3 billion; EPS guidance revised to $11.46-$12.17 on a GAAP basis, and $17.25-$17.85 on a non-GAAP basis.

"Our medicines generated 8% volume growth in the quarter globally, with 11 products achieving record quarterly sales," said Robert A. Bradway, chairman and chief executive officer. "This growth reflects the strong underlying demand for our medicines and the value they bring to patients."

Non-GAAP EPS has been recast due to an update to our non-GAAP policy effective January 1, 2022, resulting in a $0.59 reduction of previously-reported non-GAAP EPS for the third quarter of 2021. Refer to Non-GAAP Financial Measures below for further discussion.

AMGEN REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

$Millions, except EPS, dividends paid per share and percentages	Q3 ’22	Q3 ’21	YOY Δ
Total Revenues	$6,652	$6,706	(1%)
GAAP Operating Income	$2,660	$2,378	12%
GAAP Net Income	$2,143	$1,884	14%
GAAP EPS	$3.98	$3.31	20%
Non-GAAP Operating Income	$3,277	$3,052	7%
Non-GAAP Net Income	$2,530	$2,324	9%
Non-GAAP EPS	$4.70	$4.08	15%
Dividends Paid Per Share	$1.94	$1.76	10%

References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis,” “free cash flow” (computed by subtracting capital expenditures from operating cash flow) and "total revenues adjusted for foreign currency impact" (computed by converting our current period local currency product sales using the prior period foreign currency exchange rates and comparing that to our current period product sales) refer to non-GAAP financial measures. Beginning January 1, 2022, the Company’s non-GAAP financial measures no longer exclude adjustments for upfront license fees, development milestones and IPR&D expenses of pre-approval programs related to licensing, collaboration and asset acquisition transactions. For purposes of comparability, the non-GAAP financial results for the third quarter of 2021 have been updated to reflect this change. Adjustments to the most directly comparable GAAP financial measures and other items are presented on the attached reconciliations. Refer to Non-GAAP Financial Measures below for further discussion.

Product Sales Performance

Total product sales decreased 1% for the third quarter of 2022 versus the third quarter of 2021. Unit volumes grew 8% but were more than offset by 5% lower net selling price, 2% negative impact from foreign exchange, 1% lower inventory levels and 1% unfavorable changes to estimated sales deductions.

General Medicine

•Prolia® sales increased 7% year-over-year for the third quarter, driven by 8% volume growth.

•EVENITY® sales increased 35% year-over-year to a record $201 million for the third quarter, driven by strong volume growth across our markets. U.S. volumes grew 45% year-over-year and volumes outside the U.S. grew 30%.

•Repatha® sales increased 14% year-over-year for the third quarter, driven by 52% volume growth, partially offset by lower net selling price. In the U.S., sales grew 2%, driven by 32% volume growth, offset by lower net selling price resulting from higher rebates to support and expand access for patients. Outside the U.S., sales grew 26%, driven by 73% volume growth partially offset by lower net selling price; this volume growth and lower net selling price were both impacted by the inclusion of Repatha on China's National Reimbursement Drug List as of January 1, 2022. Repatha remains the global proprotein convertase subtilisin/kexin type 9 (PCSK9) segment leader, with over 1.2 million patients treated since launch.

•Aimovig® (erenumab-aooe) sales increased 35% year-over-year for the third quarter, driven by favorable changes to estimated sales deductions and higher net selling price, partially offset by a 7% decline in volume.

AMGEN REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

Inflammation

•TEZSPIRE® (tezepelumab-ekko) generated $55 million of sales in the third quarter, driven by continued strong adoption in the U.S. by both allergists and pulmonologists across patients with all types of severe asthma. Healthcare providers acknowledge TEZSPIRE’s unique, differentiated profile and its broad potential to treat the 2.5 million patients worldwide with severe asthma who are uncontrolled, without any phenotypic and biomarker limitation.

•Otezla® (apremilast) sales increased 3% year-over-year for the third quarter, driven by 9% volume growth, partially offset by lower inventory levels and unfavorable foreign exchange impact. We expect continued volume growth given Otezla's unique, broad indication to treat patients suffering from mild, moderate or severe psoriasis.

•Enbrel® (etanercept) sales decreased 14% year-over-year for the third quarter, driven by lower net selling price, a 5% decline from unfavorable changes to estimated sales deductions, and a 3% decline in volume. The 5% unfavorable impact of changes to estimated sales deductions results from a $114 million favorable adjustment in the third quarter of 2021, more than offsetting a $47 million favorable adjustment in this quarter. Going forward, we expect net selling price to continue to decline year-over-year, driven by increased competition.

•AMGEVITA™ (adalimumab) sales increased 5% year-over-year for the third quarter, driven by 27% volume growth, partially offset by foreign exchange impact and lower net selling price resulting from increased competition. AMGEVITA continued to be the most prescribed adalimumab biosimilar in Europe.

Hematology-Oncology

•LUMAKRAS®/LUMYKRAS™ (sotorasib) generated $75 million of sales for the third quarter, driven by volume growth. Quarter-over-quarter sales declined 3% driven by lower net selling price due to an unfavorable price adjustment resulting from a reimbursement approval in Germany, partially offset by 15% volume growth. In the U.S., LUMAKRAS has been prescribed to over 3,700 patients by over 2,200 physicians in both academic and community settings. Outside the U.S., LUMYKRAS has now been approved in over 45 countries around the world. We are actively launching in 30 markets and pursuing reimbursement in the remaining countries.

•KYPROLIS® (carfilzomib) sales increased 9% year-over-year for the third quarter, driven by 11% volume growth.

•XGEVA® (denosumab) sales decreased 4% year-over-year for the third quarter, driven by a 3% decline in volume, lower inventory levels, and unfavorable foreign exchange impact, partially offset by higher net selling price.

•Vectibix® (panitumumab) sales increased 24% year-over-year for the third quarter, driven by volume growth. In the third quarter, volume growth benefited from the timing of shipments to Takeda, our partner in Japan.

•Nplate® (romiplostim) sales increased 5% year-over-year for the third quarter, primarily driven by 12% volume growth, partially offset by unfavorable changes to estimated sales deductions. In the third quarter, volume growth benefited from increased shipments to KKC, our partner in Japan.

AMGEN REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

•BLINCYTO® (blinatumomab) sales increased 14% year-over-year for the third quarter, driven by volume growth.

•MVASI® sales decreased 24% year-over-year for the third quarter, primarily driven by lower net selling price. The most recently published Average Selling Price (ASP) for MVASI in the U.S. declined 37% year-over-year and 12% quarter-over-quarter. Looking forward, we expect continued net selling price erosion and declining volume driven by increased competition and continued ASP erosion.

•KANJINTI® (trastuzumab-anns) sales decreased 38% year-over-year for the third quarter, primarily driven by lower net selling price and decline in volume, partially offset by favorable changes to estimated sales deductions. The most recently published ASP for KANJINTI in the U.S. declined 38% year-over-year and 11% quarter-over-quarter. Going forward, we expect continued net selling price deterioration and volume declines driven by increased competition and continued ASP erosion.

Established Products

•Total sales of our established products, which include Neulasta® (pegfilgrastim), NEUPOGEN® (filgrastim), EPOGEN® (epoetin alfa), Aranesp® (darbepotein alfa), Parsabiv® (etelcalcetide), and Sensipar®/Mimpara™ (cinacalcet), decreased 17% year-over-year for the third quarter, primarily driven by lower net selling price and lower inventory levels. In the third quarter, the published ASP for Neulasta in the U.S. declined 24% year-over-year and 7% quarter-over-quarter. In the aggregate, we expect the year-over-year net selling price and volume erosion for this portfolio of products to continue.

AMGEN REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q3 ’22			Q3 ’21	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL
Prolia®	$590	$272	$862	$803	7%
EVENITY®	136	65	201	149	35%
Repatha®	142	167	309	272	14%
Aimovig®	103	4	107	79	35%
TEZSPIRE®	55	—	55	—	NM
Otezla®	529	98	627	609	3%
Enbrel®	1,086	20	1,106	1,289	(14%)
AMGEVITA™	—	117	117	111	5%
LUMAKRAS®/LUMYKRAS™	61	14	75	36	*
KYPROLIS®	217	101	318	293	9%
XGEVA®	363	132	495	517	(4%)
Vectibix®	106	141	247	200	24%
Nplate®	162	126	288	273	5%
BLINCYTO®	84	58	142	125	14%
MVASI®	139	70	209	274	(24%)
KANJINTI®	58	14	72	116	(38%)
Neulasta®	205	42	247	415	(40%)
NEUPOGEN®	21	14	35	52	(33%)
EPOGEN®	136	—	136	138	(1%)
Aranesp®	128	230	358	396	(10%)
Parsabiv®	61	39	100	61	64%
Sensipar®/Mimpara™	4	13	17	19	(11%)
Other products**	80	34	114	93	23%
Total product sales	$4,466	$1,771	$6,237	$6,320	(1%)

* Change in excess of 100%
** Other products include Corlanor®, AVSOLA®, IMLYGIC® and RIABNI®, as well as sales by GENSENTA and Bergamo subsidiaries.
NM = not meaningful
Operating Expense, Operating Margin and Tax Rate Analysis
On a GAAP basis:
•Total Operating Expenses decreased 8%. Cost of Sales margin remained flat. Research & Development (R&D) expenses decreased 22% primarily due to a $400 million licensing-related upfront payment to KKC in 2021. Selling, General & Administrative (SG&A) expenses decreased 1%.
•Operating Margin as a percentage of product sales increased 5.0 percentage points to 42.6%.
•Tax Rate decreased 2.2 percentage points primarily due to the prior year nondeductible Acquired In-Process Research & Development (Acquired IPR&D) expense arising from the acquisition of Five Prime Therapeutics and net favorable items, partially offset by a nondeductible loss from a nonstrategic divestiture.

AMGEN REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

On a non-GAAP basis:
•Total Operating Expenses decreased 8%. Cost of Sales margin increased 0.3 percentage points driven by changes in product mix, partially offset by lower manufacturing cost and lower costs associated with COVID-19 antibody shipments. R&D expenses decreased 22% primarily due to a $400 million licensing-related upfront payment to KKC in 2021. Without the one-time KKC upfront payment, R&D expenses increased 10% primarily due to higher late-stage program support and research and early pipeline spend, partially offset by lower marketed product support. SG&A expenses increased 1%.
•Operating Margin as a percentage of product sales increased 4.2 percentage points to 52.5%.
•Tax Rate decreased 0.4 percentage points primarily due to net favorable items during the quarter as compared to the prior year.

$Millions, except percentages	GAAP			Non-GAAP
	Q3 ’22	Q3 ’21	YOY Δ	Q3 ’22	Q3 ’21	YOY Δ
Cost of Sales	$1,588	$1,609	(1%)	$1,003	$997	1%
% of product sales	25.5%	25.5%	— pts.	16.1%	15.8%	0.3 pts.
Research & Development	$1,112	$1,422	(22%)	$1,096	$1,397	(22%)
% of product sales	17.8%	22.5%	(4.7) pts.	17.6%	22.1%	(4.5) pts.
Acquired IPR&D	$—	$—	NM	$—	$—	NM
% of product sales	—%	—%	NM	—%	—%	NM
Selling, General & Administrative	$1,287	$1,305	(1%)	$1,276	$1,260	1%
% of product sales	20.6%	20.6%	— pts.	20.5%	19.9%	0.6 pts.
Other	$5	$(8)	*	$—	$—	NM
Total Operating Expenses	$3,992	$4,328	(8%)	$3,375	$3,654	(8%)

Operating Margin
operating income as % of product sales	42.6%	37.6%	5.0 pts.	52.5%	48.3%	4.2 pts.

Tax Rate	10.4%	12.6%	(2.2) pts.	12.9%	13.3%	(0.4) pts.

pts: percentage points
* change in excess of 100%
NM = not meaningful

Cash Flow and Balance Sheet
•The Company generated $2.8 billion of free cash flow in the third quarter of 2022 versus $2.2 billion in the third quarter of 2021 primarily driven by favorable changes in working capital.
•The Company’s third quarter 2022 dividend of $1.94 per share was declared on August 3, 2022, and was paid on September 8, 2022, to all stockholders of record as of August 18, 2022, representing a 10% increase from 2021.
•During the third quarter, 1.5 million shares of common stock were retired in connection with the final settlement of accelerated share repurchase agreements that the Company entered into in February 2022.
•Cash and investments totaled $11.5 billion and debt outstanding totaled $38.7 billion as of September 30, 2022.

AMGEN REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

$Billions, except shares	Q3 ’22	Q3 ’21	YOY Δ
Operating Cash Flow	$3.0	$2.4	$0.6
Capital Expenditures	$0.2	$0.2	$(0.1)
Free Cash Flow	$2.8	$2.2	$0.6
Dividends Paid	$1.0	$1.0	$0.0
Share Repurchases	$—	$1.1	$(1.1)
Average Diluted Shares (millions)	538	570	(32)

Note: Numbers may not add due to rounding

$Billions	9/30/22	12/31/21	YTD Δ
Cash and Investments	$11.5	$8.0	$3.4
Debt Outstanding	$38.7	$33.3	$5.4

Note: Numbers may not add due to rounding

2022 Guidance
For the full year 2022, the Company now expects:
•Total revenues in the range of $26.0 billion to $26.3 billion.
•On a GAAP basis, EPS in the range of $11.46 to $12.17, and a tax rate in the range of 11.0% to 12.5%.
•On a non-GAAP basis, EPS in the range of $17.25 to $17.85, and a tax rate in the range of 13.5% to 14.5%.
•Capital expenditures to be approximately $950 million, unchanged from previous guidance.
•Share repurchases in the range of $6.0 billion to $7.0 billion, unchanged from previous guidance.

Third Quarter Product and Pipeline Update
The Company provided the following updates on selected product and pipeline programs:

General Medicine

Repatha
•An abstract based on data from the Repatha FOURIER and FOURIER-open label extension studies highlighting the association between the significant and sustained achievement of low and very low, low-density lipoprotein cholesterol (LDL-C) levels and lower rates of major cardiovascular events has been accepted as a late-breaking abstract at the American Heart Association Scientific Sessions (AHA) in November.

Olpasiran (AMG 890)
•An abstract based on the end-of-treatment analysis data from a Phase 2 study of olpasiran, a small interfering RNA molecule that reduces Lipoprotein(a) (Lp(a)) synthesis in the liver in subjects with elevated Lp(a) has been accepted as a late-breaking clinical trial presentation at AHA in November.

AMGEN REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

AMG 133
•A Phase 1 study of AMG 133, a multispecific that inhibits the gastric inhibitory polypeptide receptor (GIPR) and activates the glucagon-like peptide 1 (GLP-1) receptor, has completed enrollment.
•Data from the single- and multiple-dose cohorts of this Phase 1 study will be presented at the 20th World Congress on Insulin Resistance, Diabetes, and Cardiovascular Disease (WCIRDC) Hybrid Conference in December.

Webcast call Monday, November. 7, 2022
•David M. Reese, M.D., executive vice president of Research and Development at Amgen, along with members of Amgen's R&D team and a clinical investigator, will discuss the Phase 2 data on olpasiran, data from the Repatha FOURIER and FOURIER-open label extension studies and will provide an update on a Phase 1 study of AMG 133 during the call. The webcast will be broadcast over the internet simultaneously and will be available to members of the news media, investors and the general public.

Inflammation

Otezla
•In September, results were presented from:
◦The Phase 3 SPROUT study, evaluating Otezla in pediatric patients (ages 6 through 17) with moderate to severe plaque psoriasis. Otezla treatment resulted in significant improvements in measures of disease severity at week 16 compared with placebo.
◦The Phase 3 DISCREET study, evaluating Otezla in adult patients with moderate to severe genital psoriasis. Otezla treatment showed a clinically meaningful and statistically significant improvement in genital psoriasis, including improvements in skin clearance, itch, and quality of life at week 16 compared with placebo.
◦In both studies, safety findings were consistent with the known profile of Otezla; no new signals were identified.
•Based on these results, discussions with the FDA are ongoing for DISCREET to add clinical data to Otezla U.S. prescribing information. Discussions with regulatory authorities globally for SPROUT are forthcoming.

TEZSPIRE
•In September, TEZSPIRE was approved
◦in the European Union as an add-on maintenance treatment in adults and adolescents 12 years and older with severe asthma who are inadequately controlled despite high-dose inhaled corticosteroids plus another medicinal product for maintenance treatment.
◦by the Japanese Ministry of Health, Labour, and Welfare for the treatment of bronchial asthma in patients with severe or refractory disease in whom asthma symptoms cannot be controlled with mid- or high-dose inhaled corticosteroids and other long-term maintenance therapies.
•Regulatory reviews continue in other jurisdictions.
•In severe asthma, the PASSAGE Phase 4 real-world effectiveness study, the WAYFINDER Phase 3b study, and the SUNRISE Phase 3 study are enrolling patients.
•A Phase 3 study continues to enroll patients with chronic rhinosinusitis with nasal polyps.
•Planning is underway for a Phase 3 study in patients with eosinophilic esophagitis.
•A Phase 2b study in patients with chronic spontaneous urticaria is fully enrolled, with data readout anticipated in H1-2023.
•A Phase 2 study continues to enroll patients with chronic obstructive pulmonary disease.

AMGEN REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

Rocatinlimab (AMG 451 / KHK4083)
•In September, data were presented
◦from a Phase 2 study of rocatinlimab, an anti-OX40 monoclonal antibody, which demonstrated improvement in head and neck atopic dermatitis in patients with moderate to severe disease.
◦demonstrating that rocatinlimab provides durable normalization of atopic dermatitis inflammation-related gene expression in skin biopsies from atopic dermatitis patients.
•The ROCKET Phase 3 program evaluating rocatinlimab in patients with moderate to severe atopic dermatitis was initiated in June. Following additional discussions with regulators and our partner, we are amending the studies to further improve patient convenience and investigate a range of doses. Amendments are not related to safety or efficacy issues.

Rozibafusp alfa (AMG 570)
•A Phase 2b study of rozibafusp alfa, an antibody-peptide conjugate that simultaneously blocks inducible T-cell costimulatory ligand (ICOSL) and B-cell activating factor (BAFF) activity, continues to enroll patients with systemic lupus erythematosus (SLE).

Efavaleukin alfa (AMG 592)
•A Phase 2b study of efavaleukin alfa, an interleukin-2 (IL-2) mutein Fc fusion protein, continues to enroll patients with SLE while a Phase 2b study continues to enroll patients with ulcerative colitis.

Ordesekimab (AMG 714 / PRV-015)
•A Phase 2b study of AMG 714, a monoclonal antibody that binds interleukin-15, continues to enroll patients with nonresponsive celiac disease.

Oncology

LUMAKRAS/LUMYKRAS
•In August, data were presented demonstrating that
◦in a mostly pretreated advanced non-small cell lung cancer (NSCLC) population, lead-in cohorts treated with LUMAKRAS followed by a combination of LUMAKRAS and immunotherapy demonstrated durable clinical activity with lower rates of grade 3-4 Treatment-Related Adverse Events (TRAEs) compared to concurrently treated cohorts. Dose expansion is ongoing in treatment-naïve patients using lower-dose LUMAKRAS lead-in followed by combination of LUMAKRAS with pembrolizumab.
◦LUMAKRAS given in combination with Src homology region 2-containing protein tyrosine phosphatase 2 (SHP2) inhibitor RMC-4630 demonstrated promising clinical activity in patients with KRAS G12C-mutated NSCLC, most notably in KRAS G12C inhibitor-naïve patients.
•In September, data were presented demonstrating that
◦in the global Phase 3 CodeBreaK 200 trial, LUMAKRAS treatment led to increased progression-free survival (PFS) (primary endpoint) and a significantly higher objective response rate (ORR) (key secondary endpoint) in patients with KRAS G12C-mutated NSCLC compared with intravenous chemotherapy docetaxel. Patient-reported outcomes (a key secondary endpoint) also favored LUMAKRAS versus docetaxel.
◦in the Phase 1b CodeBreaK 101 study, LUMAKRAS combined with Vectibix demonstrated encouraging efficacy and safety in patients with chemo-refractory metastatic colorectal cancer (CRC). This combination delivered a 30% ORR with a median PFS of 5.7 months. With a median follow up of 8.8 months, median overall survival (OS) was not yet reached. A Phase 3 trial continues to enroll using this combination.

AMGEN REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

•The Company is planning to initiate a Phase 3 study of LUMAKRAS plus chemotherapy in first-line KRAS G12C mutant and PD-L1 negative advanced/metastatic NSCLC.

BLINCYTO
•Eastern Cooperative Oncology Group and the American College of Radiology Imaging Network (ECOG-ACRIN) Cancer Research Group announced that a National Cancer Institute sponsored, registration enabling BLINCYTO randomized controlled trial (E1910) in adults with newly diagnosed Philadelphia chromosome negative B-cell acute lymphoblastic leukemia, met the primary endpoint of statistically significant improvement in OS at a predefined interim analysis. This study investigated the addition of BLINCYTO to standard of care chemotherapy. Data were submitted to a medical congress taking place later this year and will be submitted to regulatory authorities in due course.

Vectibix
•American Society of Clinical Oncology (ASCO) guidelines in the U.S. and European Society for Medical Oncology (ESMO) guidelines in Europe were updated to indicate anti-EGFR monoclonal antibodies are preferred treatment over bevacizumab in patients with RAS wild type (RAS/BRAF wild type by ESMO) metastatic CRC and left-sided tumors. These updates were based on the Vectibix PARADIGM study that was presented at ASCO, where data demonstrated that the mFOLFOX6 + Vectibix combination provides a statistically significant improvement in OS over the mFOLFOX6 + bevacizumab combination as first-line treatment for metastatic CRC patients with a left-sided primary tumor and in the overall population.

Bemarituzumab
•FORTITUDE-101, a Phase 3 study of bemarituzumab a fibroblast growth factor receptor 2b (FGFR2b) targeting monoclonal antibody, plus chemotherapy, versus placebo plus chemotherapy in first-line gastric cancer with FGFR2b overexpression continues to enroll patients.
•FORTITUDE-102, a Phase 1b/3 study of bemarituzumab plus chemotherapy and nivolumab versus chemotherapy and nivolumab in first-line gastric cancer with FGFR2b overexpression is enrolling patients in the Phase 3 portion of the study.
•FORTITUDE-103, a Phase 1b study of bemarituzumab plus oral chemotherapy regimens in first-line gastric cancer is enrolling patients.
•FORTITUDE-201, a Phase 1b study of bemarituzumab monotherapy and in combination with standard of care therapy continues to enroll patients with squamous NSCLC with FGFR2b overexpression.
•FORTITUDE-301, a Phase 1b/2 basket study evaluating the safety and efficacy of bemarituzumab monotherapy in solid tumors with FGFR2b overexpression is enrolling patients.

Tarlatamab (AMG 757)
•In August, Phase 1 data from DeLLphi-300 were presented demonstrating that in heavily pretreated patients with small-cell lung cancer (SCLC), tarlatamab, a half-life extended (HLE) bispecific T-cell engager (BiTE®) molecule targeting delta-like ligand 3 (DLL3), delivered a confirmed ORR of 23%, a median duration of response of 13.0 months and a median OS of 13.2 months. DeLLphi-301, a potentially registrational Phase 2 study of tarlatamab continues to enroll patients in this setting.
•DeLLphi-300, a Phase 1 study of tarlatamab, continues to enroll patients with relapsed/refractory SCLC.
•DeLLphi-302, a Phase 1b study of tarlatamab in combination with AMG 404, an anti-programmed cell death-1 monoclonal antibody, continues to enroll patients with second-line or later SCLC.
•DeLLphi-303, a Phase 1b study of tarlatamab in combination with standard of care in first-line SCLC, is enrolling patients.

AMGEN REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

•DeLLpro-300, a Phase 1b study of tarlatamab, continues to enroll patients with de novo or treatment-emergent neuroendocrine prostate cancer.

AMG 509
•A Phase 1 dose-escalation study of AMG 509, a bispecific molecule targeting six-transmembrane epithelial antigen of prostate 1 (STEAP1) continues to enroll patients with metastatic castrate-resistant prostate cancer (mCRPC).

AMG 340
•A Phase 1 dose-escalation study of AMG 340, a lower T-cell affinity BiTE molecule targeting prostate-specific membrane antigen (PSMA), continues to enroll patients with mCRPC.

AMG 193
•A Phase 1/1b/2 study of AMG 193, a novel small molecule methylthioadenosine (MTA) cooperative protein arginine methyltransferase 5 (PRMT5) molecular glue, continues to enroll patients with advanced methylthioadenosine phosphorylase (MTAP)-null solid tumors.

Biosimilars
•In August, the Company announced positive top-line results from the DAHLIA study, a randomized, double-blind, active-controlled, two-period crossover Phase 3 study evaluating the efficacy and safety of ABP 959, a biosimilar candidate to SOLIRIS® (eculizumab), compared with SOLIRIS in adult patients with paroxysmal nocturnal hemoglobinuria (PNH).
•The primary analysis of a randomized, double-blind, active controlled, Phase 3 study evaluating the efficacy and safety of ABP 938, an investigational biosimilar to EYLEA® (aflibercept) compared with EYLEA met its primary endpoint in subjects with neovascular age-related macular degeneration; final analysis is expected in 2023.
•A Phase 3 study evaluating the efficacy and safety of ABP 654 compared to STELARA® (ustekinumab) in adult patients with moderate to severe plaque psoriasis has completed, and these data were submitted to the FDA to support U.S. approval.
•A Phase 3 study to support an interchangeability designation in the U.S. for ABP 654 is ongoing.
•A Phase 3 study to support an interchangeability designation in the U.S. for AMJEVITA™ (adalimumab-atto) is ongoing.

TEZSPIRE is being developed in collaboration with AstraZeneca.
Rocatinlimab, formerly AMG 451 / KHK4083 is being developed in collaboration with KKC.
Ordesekimab formerly AMG 714 and also known as PRV-015 is being developed in collaboration with Provention Bio.
AMG 509 is being developed in collaboration with Xencor.
STELARA is a registered trademark of Janssen Pharmaceutica NV.
EYLEA is a registered trademark of Regeneron Pharmaceuticals, Inc.
SOLIRIS is a registered trademark of Alexion Pharmaceuticals, Inc.

AMGEN REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

Non-GAAP Financial Measures
In this news release, management has presented its operating results for the third quarters of 2022 and 2021, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. In addition, management has presented its full year 2022 EPS and tax guidance in accordance with GAAP and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, divestitures, restructuring and certain other items from the related GAAP financial measures. Beginning January 1, 2022, following industry guidance from the U.S. Securities and Exchange Commission, the Company no longer excludes adjustments for upfront license fees, development milestones and IPR&D expenses of pre-approval programs related to licensing, collaboration and asset acquisition transactions from its non-GAAP financial measures. For purposes of comparability, the non-GAAP financial results for the third quarter of 2021 have been updated to reflect this change. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the news release. Management has presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the third quarters of 2022 and 2021. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP. Management has also presented Total Revenues Adjusted for Foreign Currency Impact, which is a non-GAAP financial measure, for the third quarter of 2022. Total Revenues Adjusted for Foreign Currency Impact is computed by converting our current period local currency product sales using the prior period foreign currency exchange rates and comparing that to our current period product sales.
The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s ongoing business activities by facilitating comparisons of results of ongoing business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity. Further, the Company believes Total Revenues Adjusted for Foreign Currency Impact provides supplementary information on the Company's product sales performance by excluding changes in foreign currency exchange rates between comparative periods.
The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
About Amgen
Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.
Amgen focuses on areas of high unmet medical need and leverages its expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.
Amgen is one of the 30 companies that comprise the Dow Jones Industrial Average and is also part of the Nasdaq-100 index. In 2021, Amgen was named one of the 25 World's Best Workplaces™ by Fortune and Great Place to Work™ and one of the 100 most sustainable companies in the world by Barron's.
For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

AMGEN REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

Forward-Looking Statements

This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any statements on the outcome, benefits and synergies of collaborations, or potential collaborations, with any other company (including BeiGene, Ltd., Kyowa-Kirin Co., Ltd., Generate Biomedicines, Inc., Arrakis Therapeutics, Inc., Plexium, Inc., or any collaboration to manufacture therapeutic antibodies against COVID-19), the performance of Otezla® (apremilast) (including anticipated Otezla sales growth and the timing of non-GAAP EPS accretion), the Five Prime Therapeutics, Inc. acquisition, the Teneobio, Inc. acquisition, or the ChemoCentryx, Inc. acquisition as well as estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes, effects of pandemics or other widespread health problems such as the ongoing COVID-19 pandemic on our business, outcomes, progress, and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. An outbreak of disease or similar public health threat, such as COVID-19, and the public and governmental effort to mitigate against the spread of such disease, could have a significant adverse effect on the supply of materials for our manufacturing activities, the distribution of our products, the commercialization of our product candidates, and our clinical trial operations, and any such events may have a material adverse effect on our product development, product sales, business and results of operations. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing

AMGEN REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

product will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to collaborate with or acquire other companies, products or technology, and to integrate the operations of companies or to support the products or technology we have acquired, may not be successful. A breakdown, cyberattack or information security breach of our information technology systems could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business and operations may be negatively affected by the failure, or perceived failure, of achieving our environmental, social and governance objectives. The effects of global climate change and related natural disasters could negatively affect our business and operations. Global economic conditions may magnify certain risks that affect our business. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

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CONTACT: Amgen, Thousand Oaks
Jessica Akopyan, 805-440-5721 (media)
Arvind Sood, 805-447-1060 (investors)

AMGEN REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

Amgen Inc.
Consolidated Statements of Income - GAAP
(In millions, except per-share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Revenues:
Product sales	$6,237	$6,320	$18,249	$18,026
Other revenues	415	386	1,235	1,107
Total revenues	6,652	6,706	19,484	19,133

Operating expenses:
Cost of sales	1,588	1,609	4,659	4,736
Research and development	1,112	1,422	3,110	3,471
Acquired in-process research and development	—	—	—	1,505
Selling, general and administrative	1,287	1,305	3,842	3,943
Other	5	(8)	537	143
Total operating expenses	3,992	4,328	12,148	13,798

Operating income	2,660	2,378	7,336	5,335

Other income (expense):
Interest expense, net	(368)	(296)	(991)	(862)
Other income (expense), net	100	73	(747)	97

Income before income taxes	2,392	2,155	5,598	4,570

Provision for income taxes	249	271	662	576

Net income	$2,143	$1,884	$4,936	$3,994

Earnings per share:
Basic	$4.01	$3.32	$9.16	$6.98
Diluted	$3.98	$3.31	$9.11	$6.93

Weighted-average shares used in calculation of earnings per share:
Basic	535	567	539	572
Diluted	538	570	542	576

AMGEN REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

Amgen Inc.
Consolidated Balance Sheets - GAAP
(In millions)

	September 30,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and marketable securities	$11,478	$8,037
Trade receivables, net	5,326	4,895
Inventories	4,757	4,086
Other current assets	2,501	2,367
Total current assets	24,062	19,385

Property, plant and equipment, net	5,188	5,184
Intangible assets, net	13,266	15,182
Goodwill	14,845	14,890
Other noncurrent assets	6,339	6,524
Total assets	$63,700	$61,165

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$12,788	$12,097
Current portion of long-term debt	1,543	87
Total current liabilities	14,331	12,184

Long-term debt	37,161	33,222
Long-term tax liabilities	5,680	6,594
Other noncurrent liabilities	2,875	2,465
Total stockholders’ equity	3,653	6,700
Total liabilities and stockholders’ equity	$63,700	$61,165

Shares outstanding	534	558

AMGEN REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(Dollars in millions)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
GAAP cost of sales	$1,588	$1,609	$4,659	$4,736
Adjustments to cost of sales:
Acquisition-related expenses (a)	(585)	(606)	(1,779)	(1,827)
Other	—	(6)	—	(11)
Total adjustments to cost of sales	(585)	(612)	(1,779)	(1,838)
Non-GAAP cost of sales	$1,003	$997	$2,880	$2,898

GAAP cost of sales as a percentage of product sales	25.5%	25.5%	25.5%	26.3%
Acquisition-related expenses (a)	(9.4)	(9.6)	(9.7)	(10.1)
Other	0.0	(0.1)	0.0	(0.1)
Non-GAAP cost of sales as a percentage of product sales	16.1%	15.8%	15.8%	16.1%

GAAP research and development expenses	$1,112	$1,422	$3,110	$3,471
Adjustments to research and development expenses:
Acquisition-related expenses (a)	(16)	(25)	(60)	(94)
Non-GAAP research and development expenses	$1,096	$1,397	$3,050	$3,377

GAAP research and development expenses as a percentage of product sales	17.8%	22.5%	17.0%	19.3%
Acquisition-related expenses (a)	(0.2)	(0.4)	(0.3)	(0.6)
Non-GAAP research and development expenses as a percentage of product sales	17.6%	22.1%	16.7%	18.7%

GAAP selling, general and administrative expenses	$1,287	$1,305	$3,842	$3,943
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (a)	(11)	(16)	(40)	(67)
Other	—	(29)	—	(45)
Total adjustments to selling, general and administrative expenses	(11)	(45)	(40)	(112)
Non-GAAP selling, general and administrative expenses	$1,276	$1,260	$3,802	$3,831

GAAP selling, general and administrative expenses as a percentage of product sales	20.6%	20.6%	21.1%	21.9%
Acquisition-related expenses (a)	(0.1)	(0.2)	(0.3)	(0.4)
Other	0.0	(0.5)	0.0	(0.2)
Non-GAAP selling, general and administrative expenses as a percentage of product sales	20.5%	19.9%	20.8%	21.3%

GAAP operating expenses	$3,992	$4,328	$12,148	$13,798
Adjustments to operating expenses:
Adjustments to cost of sales	(585)	(612)	(1,779)	(1,838)
Adjustments to research and development expenses	(16)	(25)	(60)	(94)
Adjustments to selling, general and administrative expenses	(11)	(45)	(40)	(112)
Certain charges pursuant to our cost savings initiatives	8	(1)	7	(129)
Certain other expenses (b)	(13)	9	(544)	(14)
Total adjustments to operating expenses	(617)	(674)	(2,416)	(2,187)
Non-GAAP operating expenses	$3,375	$3,654	$9,732	$11,611

AMGEN REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
GAAP operating income	$2,660	$2,378	$7,336	$5,335
Adjustments to operating expenses	617	674	2,416	2,187
Non-GAAP operating income	$3,277	$3,052	$9,752	$7,522

GAAP operating income as a percentage of product sales	42.6%	37.6%	40.2%	29.6%
Adjustments to cost of sales	9.4	9.7	9.7	10.2
Adjustments to research and development expenses	0.2	0.4	0.3	0.6
Adjustments to selling, general and administrative expenses	0.1	0.7	0.3	0.6
Certain charges pursuant to our cost savings initiatives	0.0	0.0	0.0	0.7
Certain other expenses (b)	0.2	(0.1)	2.9	0.0
Non-GAAP operating income as a percentage of product sales	52.5%	48.3%	53.4%	41.7%

GAAP other income (expense), net	$100	$73	$(747)	$97
Adjustments to other income (expense), net:
Equity method investment basis difference amortization	47	44	143	128
Net (gains)/losses from equity investments	(150)	(191)	401	(335)
Total adjustments to other income (expense), net	(103)	(147)	544	(207)
Non-GAAP other income (expense), net	$(3)	$(74)	$(203)	(110)

GAAP income before income taxes	$2,392	$2,155	$5,598	$4,570
Adjustments to income before income taxes:
Adjustments to operating expenses	617	674	2,416	2,187
Adjustments to other income (expense), net	(103)	(147)	544	(207)
Total adjustments to income before income taxes	514	527	2,960	1,980
Non-GAAP income before income taxes	$2,906	$2,682	$8,558	$6,550

GAAP provision for income taxes	$249	$271	$662	$576
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (c)	122	58	527	466
Other income tax adjustments (d)	5	29	1	17
Total adjustments to provision for income taxes	127	87	528	483
Non-GAAP provision for income taxes	$376	$358	$1,190	$1,059

GAAP tax as a percentage of income before taxes	10.4%	12.6%	11.8%	12.6%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (c)	2.3	(0.3)	2.1	3.3
Other income tax adjustments (d)	0.2	1.0	0.0	0.3
Total adjustments to provision for income taxes	2.5	0.7	2.1	3.6
Non-GAAP tax as a percentage of income before taxes	12.9%	13.3%	13.9%	16.2%

GAAP net income	$2,143	$1,884	$4,936	$3,994
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	392	469	2,433	1,514
Other income tax adjustments (d)	(5)	(29)	(1)	(17)
Total adjustments to net income	387	440	2,432	1,497
Non-GAAP net income	$2,530	$2,324	$7,368	$5,491

Note: Numbers may not add due to rounding

AMGEN REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(In millions, except per-share data)
(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted earnings per share:

	Three months ended September 30, 2022		Three months ended September 30, 2021
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$2,143	$2,530	$1,884	$2,324

Weighted-average shares for diluted EPS	538	538	570	570

Diluted EPS	$3.98	$4.70	$3.31	$4.08

	Nine months ended September 30, 2022		Nine months ended September 30, 2021
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$4,936	$7,368	$3,994	$5,491

Weighted-average shares for diluted EPS	542	542	576	576

Diluted EPS	$9.11	$13.59	$6.93	$9.53

(a)	The adjustments related primarily to noncash amortization of intangible assets from business acquisitions.

(b)	For the three months ended September 30, 2022, the adjustments related primarily to an impairment-related charge associated with an intangible asset acquired in a business combination. For the nine months ended September 30, 2022, the adjustments related primarily to cumulative foreign currency translation adjustments from a nonstrategic divestiture. For the three and nine months ended September 30, 2021, the adjustments related primarily to the change in fair values of contingent consideration liabilities.

(c)	The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including restructuring initiatives, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rate for the adjustments to our GAAP income before income taxes, for the three and nine months ended September 30, 2022, were 23.7% and 17.8%, respectively, compared to 11.0% and 23.5% for the corresponding period of the prior year.

(d)	The adjustments related to certain acquisition items, prior period and other items excluded from GAAP earnings.

AMGEN REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

Amgen Inc.
Reconciliations of Cash Flows
(In millions)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Net cash provided by operating activities	$2,978	$2,418	$7,072	$6,453
Net cash (used in) provided by investing activities	(267)	73	(2,571)	963
Net cash provided by (used in) financing activities	1,588	2,848	(2,988)	(1,713)
Increase in cash and cash equivalents	4,299	5,339	1,513	5,703
Cash and cash equivalents at beginning of period	5,203	6,630	7,989	6,266
Cash and cash equivalents at end of period	$9,502	$11,969	$9,502	$11,969

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Net cash provided by operating activities	$2,978	$2,418	$7,072	$6,453
Capital expenditures	(160)	(242)	(596)	(593)
Free cash flow	$2,818	$2,176	$6,476	$5,860

AMGEN REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

Amgen Inc.
Reconciliation of Total Revenues Adjusted for Foreign Currency Impact
(Dollars in millions)
(Unaudited)

	Three months ended September 30,
	2022	2021	Change	FX impact $ (a)	Three months ended September 30, 2022 excluding FX	FX impact % (a)	Change excluding FX
Total Revenues	$6,652	$6,706	(1%)	$(160)	$6,812	(2%)	2%

(a)	Foreign currency impact was calculated by converting our current period local currency Product sales using the prior period foreign currency exchange rates and comparing that to our current period Product sales.

AMGEN REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS

Amgen Inc.
Reconciliation of GAAP EPS Guidance to Non-GAAP
EPS Guidance for the Year Ending December 31, 2022
(Unaudited)

GAAP diluted EPS guidance	$11.46	—	$12.17
Known adjustments to arrive at non-GAAP*:
Acquisition-related expenses (a)	4.08	—	4.19
Loss on divestiture (b)		1.04
Net losses from equity investments		0.58
Other		(0.02)
Non-GAAP diluted EPS guidance	$17.25	—	$17.85

* The known adjustments are presented net of their related tax impact, which amount to approximately $1.29 - $1.30 per share.

(a) The adjustments relate primarily to noncash amortization of intangible assets acquired in business acquisitions.
(b) The adjustment primarily relates to a cumulative foreign currency translation adjustment from a nonstrategic divestiture.

Our GAAP diluted EPS guidance does not include the effect of GAAP adjustments triggered by events that may occur subsequent to this press release such as acquisitions, divestitures, asset impairments, litigation, changes in fair value of our contingent consideration obligations and changes in fair value of our equity investments. The GAAP adjustments from the acquisition of ChemoCentryx, Inc. are included in the GAAP diluted EPS guidance.

Reconciliation of GAAP Tax Rate Guidance to Non-GAAP
Tax Rate Guidance for the Year Ending December 31, 2022
(Unaudited)

GAAP tax rate guidance	11.0%	—	12.5%
Tax rate of known adjustments discussed above	2.0%	—	2.5%
Non-GAAP tax rate guidance	13.5%	—	14.5%